AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
APIS COR INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

APIS COR INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "**General Corporation Law**"),

DOES HEREBY CERTIFY:

1. That the name of this corporation is APIS COR INC.

2. That the corporation's original Certificate of Incorporation was filed with the Secretary of State for the State of Delaware effective as of December 19, 2019.

3. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is APIS COR INC. (the "**Corporation**").

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, and the name of the Corporation's registered agent is Corporation Service Company. The Board of Directors of the Corporation may designate a different registered office or different registered agent from time to time.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 400,000,000 shares of Common Stock, $0.00001 par value per share ("**Common Stock**"), and (ii) 100,000,000 shares of Preferred Stock, $0.00001 par value per share ("**Preferred Stock**").

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. Shares of Common Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Common Stock, of one or more series of Common Stock, without stockholder approval. Such resolution or resolutions, in each case, shall set forth the number of shares of Common Stock of such series and shall describe the powers, designation, preferences and relative, participating, optional or other special rights, if any of the shares of each such series and any qualification, limitations, or restrictions thereof. To the extent required by the applicable laws of the State of Delaware, the Board shall cause there to be executed, acknowledged, and filed a certificate of designation setting forth a copy of such resolution or resolutions. The powers, designation, preferences and relative, participating, option and other special rights of each series of Common Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock issued and outstanding as of the effective date of this instrument are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The holders of Common Stock issued after the effective date of this instrument shall be entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings) unless such shares of Common Stock are part of an authorized series of Common Stock for which different voting rights or privileges are designated in the manner described above. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval. Such resolution or resolutions, in each case, shall set forth the number of shares of Preferred Stock of such series and shall describe the powers, designation, preferences and relative, participating, optional or other special rights, if any of the shares of each such series and any qualification, limitations, or restrictions thereof. To the extent required by the applicable laws of the State of Delaware, the Board shall cause there to be executed, acknowledged, and filed a certificate of designation setting forth a copy of such resolution or resolutions. The powers, designation, preferences and relative, participating, option and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

C. SERIES A PREFERRED STOCK

Fifty Million (50,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated Series A Preferred Stock **(the "Series A Preferred Stock")** with the following rights, preferences, powers, privileges and restrictions, qualifications and **limitations. Unless otherwise indicated, references to "Sections" or "Subsections" in this** Part C of this Article Fourth refer to sections and subsections of Part C of this Article Fourth.

1. Dividends.

The Corporation shall not declare, pay or set aside any dividends (for the sake of clarity including any cash distributions) on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, an equivalent or greater dividend on each outstanding share of Series A Preferred Stock.

2. Assignment and Transfer.

2.1 Generally. Except as otherwise provided herein, any Transfer (as defined below) of one or more shares of Series A Preferred Stock by any holder thereof (excepting the Corporation) shall require the consent of the Board of Directors, which consent may be withheld for any reason or no reason. **"Transfer" means, with respect to** Series A Preferred Shares, to sell, give, assign, bequeath, pledge or otherwise encumber, divest, dispose of, or transfer ownership or control of all, any part of, or any interest in the Series A Preferred Shares, whether voluntarily or involuntarily.

2.2 Permitted Transfers.

2.2.1 Holders of Series A Preferred Stock may Transfer all or part of their Series A Preferred Shares to any person with the consent of the Board of Directors.

2.2.2 Holders of Series A Preferred Stock may Transfer all or part of their Series A Preferred Shares to another Series A Preferred Shareholder or to an affiliate controlled by a Series A Preferred Shareholder, including a trust created by a Series A Preferred Shareholder and having a Series A Preferred Shareholder as the trustee authorized to exercise sole control over the Shares owned by the trust.

2.2.3 Holders of Series A Preferred Stock may Transfer all or part of their Shares to one or more of the group consisting of their spouse, children, grandchildren, parents, grandparents, siblings, nieces and nephews, by transaction as a result of their death pursuant to the terms of their last will and testament or other estate planning documents, or pursuant to the applicable laws of intestacy.

2.2.4 Holders of Series A Preferred Stock may transfer Shares to the Corporation, and the Corporation may redeem shares of Series A Preferred Stock.

2.2.5 Holders of Series Preferred Stock may relinquish and return all or part of their Series A Preferred Shares for no consideration without requiring the consent of any other person.

3. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

3.1 Payments to Holders of Series A Preferred Stock.

3.1.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (but not including a Deemed Liquidation Event (defined below)), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof.

3.1.2 In the event of any Deemed Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof.

3.2 Distribution of Remaining Assets.

3.2.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (but not including a Deemed Liquidation Event), after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock under Subsection 3.1.1 above, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

3.2.2 In the event of any Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock under Subsection 3.1.2 above, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Common Stock, *pro rata* based on the number of shares held by each such holder.

3.3 Deemed Liquidation Events.

3.3.1 Definition. Each of the following events shall be considered a **"Deemed Liquidation Event" unless the holders of at least** a majority of the outstanding shares of Series A Preferred Stock **(the "Requisite Holders")** elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a) a merger or consolidation in which

(i) the Corporation is a constituent party or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 3.3.1, all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

3.3.2 Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 3.3.1(a)(i) above unless the agreement or plan of merger or consolidation for such transaction (the **"Merger Agreement") provides that the consideration payable to the stockholders of the** Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 3.1 and 3.2 above.

3.3.3 Amount Deemed Paid or Distributed. If the amount deemed paid or distributed under this Subsection 3.3.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(a) For securities not subject to investment letters or other similar restrictions on free marketability,

(i) if traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-period ending three days prior to the closing of such transaction;

(ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(b) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.

4. Non-Voting. Notwithstanding anything to the contrary in this Certificate of Incorporation the holders of Series A Preferred Stock shall have no voting, approval, or consent rights.

5. Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

6. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding (the "**Requisite Holders**").

7. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Effective immediately upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary State of Delaware (the "Effective Time"), each outstanding share of Common Stock of the Corporation (the "Old Stock") shall be reclassified as and changed into Twelve and 899,429,354/1,000,000,000ths (12.0899429354) shares of Common

Stock **of the Corporation (the "New Stock"), in the nature of a stock split (the "Stock Split")**. All certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Stock shall, after the Effective Time, represent the same number of shares of New Stock as is reflected on the face of such certificates multiplied by 12.0899429354, rounded down to the nearest whole number. The Corporation shall not be obliged to issue new certificates evidencing the shares of New Stock outstanding as a result of the Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. No fractional interest in a share of New Stock shall be deliverable upon the Stock Split.

SIXTH: Subject to any additional vote required by the Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SEVENTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

EIGHTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TENTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Tenth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Tenth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ELEVENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits

the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

* * *

4. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

5. That this Amended and Restated Certificate of Incorporation, which restates and **integrates and further amends the provisions of this Corporation's Certificate of** Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
APIS COR INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Signature Page

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 15th day of September, 2021.

By: ___________________________
ANNA CHENIUNTAI,
President & CEO

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